Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Viking Acquisition Corp. I

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units	(1)	457(a)	23,000,000	$10.00	$230,000,000.00	0.0001531	$35,213.00
Fees to be Paid	Equity	Class A ordinary shares included as part of the units	(2)	457(a)	23,000,000	0.00	0.00	0.0001531	0.00
Fees to be Paid	Equity	Redeemable warrants to acquire one Class A ordinary share included as part of the units	(3)	457(a)	7,666,666	$0.00	$0.00	0.0001531	$0.00

Total Offering Amounts:							$230,000,000.00		35,213.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$35,213.00

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Offering Note(s)

(1)	Each unit consisting of one Class A ordinary share and one-third of one redeemable public warrant to purchase one Class A ordinary share.

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act.

Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,000,000 redeemable warrants, which may be issued upon exercise of a 45 day option granted to the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act. No fee pursuant to Rule 457(g).
(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act. No fee pursuant to Rule 457(g).